Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Equity Incentive Plan and 2023 Equity Incentive Plan of Hamilton Insurance Group, Ltd. of our report dated May 12, 2023, with respect to the consolidated financial statements of Hamilton Insurance Group, Ltd. as of December 31, 2022 and November 30, 2021 and for each of the three years ended December 31, 2022, November 30, 2021, and November 30, 2020, and for the one month period ended December 31, 2021 included in its Registration Statement on Form S-1, as amended (File No. 333-275000) filed with the Securities and Exchange Commission.

/s/ Ernst & Young Ltd.

Hamilton, Bermuda
November 9, 2023